UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

InterDigital Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

InterDigital Communications Corporation

781 Third Avenue

King of Prussia, PA 19406

Supplement to Proxy Statement

This supplement is being mailed to shareholders on or about May 5, 2005, and amends our proxy statement dated April 27, 2005 (“Proxy Statement”) relating to the solicitation of proxies by the Board of Directors of InterDigital Communications Corporation (the “Company”) for matters to be considered at the Company’s Annual Meeting of Shareholders scheduled for June 2, 2005 (the “Annual Meeting”).

Pursuant to the appointment of William J. Merritt to the Board of Directors on May 2, 2005, the text of Mr. Merritt’s biography now replaces the biography of Howard E. Goldberg under “Members of the Board of Directors Continuing in Office Term Expiring at 2006 Annual Meeting of Shareholders” appearing on page 5 of the Proxy Statement, as follows:

WILLIAM J. MERRITT, 46, was appointed a director of the Company on May 2, 2005. Mr. Merritt was also appointed to the positions of Chief Executive Officer and President of the Company as of the same date. Prior to holding such positions, Mr. Merritt served as General Patent Counsel of the Company and President of InterDigital Technology Corporation, a wholly-owned subsidiary of the Company, since July 2001. Mr. Merritt also held the position of Executive Vice President of the Company from September 1999 to January 2004 (title distinctions among the Company’s Vice Presidents at the executive level were eliminated and the title nomenclature of all such individuals was revised effective January 1, 2004 without a change to responsibilities). Prior to that, Mr. Merritt held the positions of Senior Vice President, General Counsel and Secretary since October 1998 and Vice President Legal and Assistant Secretary since January 1996.

The following text replaces the “Summary Compensation Table”, in its entirety, appearing on page 13 of the Proxy Statement:

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation paid to or for the Company’s Chief Executive Officer during the fiscal year ended December 31, 2004, and the Company’s other four most highly compensated executive officers each of whose total annual salary and bonus exceeded $100,000 in 2004 (collectively, the “Named Officers”), for services rendered to the Company and its subsidiaries during fiscal years 2004, 2003 and 2002.

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)(1)		Bonus ($)(2)		Other Annual Compensation ($)(3)	Securities Underlying Options/ Restricted SARs(#)	Restricted Stock/RSUs Awards($)(4)(5)	All Other Compensation ($)(6)
Howard E. Goldberg* Chief Executive Officer and President	2004 2003 2002	$ $ $	429,177 404,050 388,500	$ $ $	297,200 230,309 204,589	$72,524 $63,792 $65,800	2,250 0 0	$334,565 — —	$7,547 $7,344 $6,736
Alain C. Briancon Chief Technology Officer	2004 2003 2002	$ $ $	289,404 272,500 260,000	$ $ $	160,101 121,093 106,690	— — —	6,250 0 2,250	$169,206 — —	$6,155 $4,952 $5,800
William J. Merritt** General Patent Counsel; President, InterDigital Technology Corporation	2004 2003 2002	$ $ $	290,428 273,250 262,250	$ $ $	146,177 114,766 91,722	— — —	0 0 0	$188,669 — —	$6,619 $6,468 $5,813
Charles R. Tilden* Chief Operating Officer	2004 2003 2002	$ $ $	276,421 260,200 249,000	$ $ $	139,126 102,779 89,577	— — —	0 0 0	$179,562 — —	$5,573 $6,719 $5,950
Richard J. Fagan Chief Financial Officer	2004 2003 2002	$ $ $	270,930 235,875 209,499	$ $ $	137,929 90,812 72,224	— — —	0 0 0	$158,396 — —	$6,619 $6,469 $5,950

*	Mr. Goldberg’s and Mr. Tilden’s employment with the Company terminated effective May 2, 2005.
**	Mr. Merritt was appointed as Chief Executive Officer and President of the Company effective May 2, 2005.

(1)	Amounts listed as salaries for 2004 represent each Named Officer’s base salary (Mr. Goldberg, $418,200; Dr. Briancon, $282,000; Mr. Merritt, $283,000; Mr. Tilden, $269,350; and Mr. Fagan, $264,000), and the Company’s payment of an annual cash perquisite which is awarded to all Company employees on an annual basis and calculated at three and one half percent of each employee’s annual salary (Mr. Goldberg, $10,977; Dr. Briancon, $7,404; Mr. Merritt, $7,428; Mr. Tilden, $7,071; and Mr. Fagan, $6,930).

(2)	Amounts listed as bonuses represent cash and the cash value of restricted stock awarded to each of the Named Officers pursuant to the Company’s performance-based annual bonus. Amounts listed in each fiscal year were accrued but not paid until the following year for each Named Officer. Thirty percent of the bonuses accrued for 2004 were paid in shares of Common Stock that are fully vested and may not be transferred for a period of two years.

(3)	Mr. Goldberg’s other annual compensation included an allowance for a car valued at $22,996, and a tax reimbursement valued at $46,907 associated with restricted stock received as part of the executives’ annual bonus. As permitted by SEC rules, no amounts are shown in the Table with respect to certain “perquisites” where such amounts, in the aggregate, do not exceed the lesser of 10% of the total annual salary and bonus of the Named Officer, or $50,000. The Company has elected, however, to disclose such information for all Named Officers during 2004. Dr. Briancon’s other annual compensation consisted of an allowance for temporary housing valued at $10,855 and a tax reimbursement valued at $25,269 associated with restricted stock received as part of the executive annual bonus. Messrs. Merritt, Tilden and Fagan each received other annual compensation in the form of tax reimbursements associated with restricted stock received as part of the executives’ annual bonus and valued at $23,071, $21,958, and $21,769, respectively.

(4)	Amounts listed are the value of RSUs granted under the Company’s 1999 Restricted Stock Plan as part of our long-term compensation program (“Program”) which was instituted in 2004. RSU awards were made at the beginning of the first cycle of the Program and vest in-full on January 1, 2006 (the “2004-2006 cycle”). The number of RSUs granted was calculated based on a percentage of base salary of the participant divided by the Company’s closing share price on the date of the RSU award (in the case of the Named Officers, $17.58 on April 1, 2004). The amount of each such RSU award is set forth in footnote 5 below. The RSU award is time-based and is forfeitable in the event of a termination of employment for cause prior to the applicable payout date. For the 2004-2006 cycle, the percentages of base salary on which the RSU awards are based for Messrs. Goldberg, Merritt, Briancon, Tilden and Fagan are 120%, 100%, 90%, 100% and 90%, respectively. RSU awards granted to the Named Officers, as well as the Company’s other executive officers, vest in-full at the end of each Program cycle.

(5)	As of December 31, 2004, the Named Officers’ aggregate holdings in shares of restricted stock and in RSUs is as follows: Mr. Goldberg, 7,304 shares of restricted stock and 19,031 RSUs; Dr. Briancon, 3,820 shares of restricted stock and 9,625 RSUs; Mr. Merritt, 3,408 shares of restricted stock and 10,732 RSUs; Mr. Tilden, 3,220 shares of restricted stock and 10,214 RSUs; and Mr. Fagan, 2,689 shares of restricted stock and 9,010 RSUs. The aggregate value of each Named Officer’s restricted stock and RSU holdings (calculated by multiplying the dollar value of each award on the date of grant) is as follows: Mr. Goldberg, $465,042; Dr. Briancon, $237,537; Mr. Merritt, $250,622; Mr. Tilden, $237,263; and Mr. Fagan, $207,319. RSUs entitle the holder to receive a dividend equivalent should any dividend be paid on our Common Stock. Following their termination of employment on May 2, 2005, a pro rata portion of the foregoing RSU awards to Messrs. Goldberg and Tilden are no longer subject to forfeiture. Under the terms of the Program, the remaining portions of such RSU awards are cancelled. Accordingly, following May 2, 2005, Messrs. Goldberg’s and Tilden’s aggregate holdings of RSUs are 11,781 and 6,323, respectively, and the aggregate values of such RSUs (calculated by multiplying the dollar value of each award on the date of grant) are $337,587 and $168,859, respectively.

(6)	Amounts listed under “All Other Compensation” for 2004 represent the dollar value of insurance premiums with respect to term life insurance (Mr. Goldberg, $1,397; Dr. Briancon, $313; Mr. Merritt, $469; Mr. Tilden, $719; and Mr. Fagan, $469); and 401(k) matching contributions by the Company (Mr. Goldberg, $6,150; Dr. Briancon, $5,842; Mr. Merritt, $6,150; Mr. Tilden, $4,854; and Mr. Fagan, $6,150).

The following text replaces “Long-Term Incentive Plans – Awards in Last Fiscal Year”, in its entirety, appearing on page 16 of the Proxy Statement:

Long-Term Incentive Plans – Awards in Last Fiscal Year

The following table provides information as to targeted performance-based cash awards to the Named Officers under the Company’s Long-Term Incentive Plan (“LTIP”):

Name	Performance or other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans Target ($)(1)
Howard E. Goldberg	04/01/04 – 01/01/06	$207,110
Alain C. Briancon	04/01/04 – 01/01/06	$169,200
William J. Merritt	04/01/04 – 01/01/06	$188,667
Charles R. Tilden	04/01/04 – 01/01/06	$111,158
Richard J. Fagan	04/01/04 – 01/01/06	$158,400

(1)	Targeted future payouts assume 100% achievement of the LTIP goals and, if made, will be pursuant to the Company’s long-term compensation program (the “Program”). The Program operates in cycles. The first cycle began on April 1, 2004 and will end on January 1, 2006. Subsequent Program cycles are intended to be overlapping three-year cycles, beginning on January 1, 2005 and recurring every other year thereafter. The LTIP cash award is based on the Company’s achievement of certain performance goals established by the Compensation Committee of the Board of Directors for each Program cycle. The target awards are calculated as a percentage of base salary (as in effect at the start of each Program cycle) and a payout is based on achievement of the goals associated with the respective Program cycle. The payout may exceed or be less than the targeted award depending on the Company’s achievement of the goals, or no payout may be made if the Company fails to meet the minimum performance goals for the Program cycle. For the Program cycle beginning April 1, 2004, these goals consisted of (i) increasing licensing revenue, and (ii) establishing a non-patent licensing (product) revenue base meeting certain targets. For the 2004-2006 Program cycle, the percentages of base salary on which the targeted LTIP award were based for Messrs. Goldberg, Merritt, Briancon, Tilden and Fagan are 120%, 100%, 90%, 100% and 90%, respectively. Participants will earn a pro rata portion of their awards under the Program in the event of death, disability, or retirement or if the Company terminates their employment without cause. The targeted payouts for Messrs. Goldberg and Tilden (originally based on 120% and 100% of base salary, respectively) are adjusted to reflect a reduction in estimated future payouts, in accordance with the terms of the Program, based on the date of termination of their employment, May 2, 2005.

The following text replaces footnote 2 to “Security Ownership of Management”, appearing on page 19 of the Proxy Statement:

(2)	Does not include ownership of RSUs, which constitute rights to receive Common Stock under the Company’s 1999 Restricted Stock Plan at a future date. Such RSUs are forfeitable under certain circumstances, do not have voting rights and are not deemed to be outstanding shares. The named beneficial owners owning RSUs as of April 4, 2005 are as follows: Mr. Bolgiano, 7,327; Dr. Briancon, 21,512; Mr. Campagna, 180,000; Mr. Clontz, 12,000; Mr. Fagan, 20,209; Mr. Goldberg, 42,647; Mr. Kamins, 8,000; Mr. Merritt, 24,049; Mr. Roath, 32,000; Mr. Shaner, 14,000; Mr. Tilden, 22,900; and Mr. Zabarsky, 14,000; together with all directors and executive officers as a group (17 persons), 465,815 RSUs. Following their termination of employment on May 2, 2005, a pro rata portion of the foregoing RSU awards to Messrs. Goldberg and Tilden are no longer subject to forfeiture. Under the terms of the Program, the remaining portions of such RSU awards are cancelled. Accordingly, following May 2, 2005, Messrs. Goldberg’s and Tilden’s ownership of RSUs is 14,405 and 7,733, respectively.

The following text replaces “Proposal No. 2”, in its entirety, appearing on pages 20 and 21 of the Proxy Statement:

SHAREHOLDER PROPOSAL CONCERNING ANNUAL

ELECTION OF DIRECTORS

(Proposal No. 2)

Mr. Michael Cohen, 11601 Wilshire Blvd, suite 500, Los Angeles, CA 90025, owner of 44,500 shares of the Company’s common stock has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal exactly as it was provided to us:

Stockholder Resolution - Elect Each Director Annually

Shareholders recommend that each and every director be elected annually. This proposal recommends that our company’s governing documents, including the bylaws, be amended accordingly. The declassification shall be phased in a manner that does not affect the unexpired terms of Directors elected prior to 2005.

Proponent’s Supporting Statement:

This resolution recommending annual election of all Directors is intended to promote increased accountability of Directors, reduced entrenchment of management, and increased shareholder value in the event of offers to purchase the company.

This resolution addresses the main concerns about classified boards which were recently summarized by Ted Allen1, Managing Editor of Institutional Shareholder Services, as follows: “The ability to elect directors is the single most important use of the shareholder franchise, according to ISS and many investors. ISS believes that all directors should be accountable on an annual basis. A classified board can entrench management and effectively preclude most takeover bids or proxy contests.”

Furthermore, in its 2004 Postseason Report2, ISS found that “No fewer than 50 firms this year offered their own binding proposals to declassify their boards. In many cases, the company’s actions led shareholders to withdraw proposals on this year’s ballot. A number of firms were responding to past majority votes on shareholder resolutions.”

ISS has not reviewed or endorsed this particular shareholder proposal at the time of submittal; however, ISS may do so subsequently.

References:

(1)	http://www.issproxy.com/governance/publications/2004archived/153.jsp
(2)	http://www.issproxy.com/pdf/2004ISSPSR.pdf

InterDigital Communications Corporation

Board of Directors’ Statement in Opposition

After thoughtful consideration of this proposal, the Board of Directors has determined that it currently is not in the best interests of the Company or its shareholders to elect all the members of the Board on an annual basis. The Company’s Amended & Restated Articles of Incorporation and Bylaws provide that the Board of Directors is divided into three classes, each class elected to a three-year term. Approximately one-third of the members of the Board of Directors are elected each year and the entire Board can be replaced in the course of three annual meetings of shareholders, all held within approximately two years. The Board of Directors believes that this classified structure provides enhanced continuity in long term strategic planning, reduces the Company’s vulnerability to unfriendly or hostile takeover tactics, and does not reduce director accountability.

Under the current system, after each election, at least two-thirds of the Board of Directors will have had prior experience and familiarity with the Company’s business. This enables the Company to remain focused on long term objectives rather than encouraging excessive focus on short-term goals. It also enhances continuity and stability in strategic planning. Continuity and long term focus are particularly important in our business where technology and product development is complex and can have long cycles. The Board also believes that a director’s contributions are best measured over several years rather than by the short-term evaluation implicit in annual elections.

A classified Board of Directors also serves as an important tool for resisting an unsolicited takeover of the Company on terms that are not advantageous to the Company’s shareholders. The staggered system permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value by encouraging those who may seek to acquire control of the Company to initiate such actions through the Board of Directors. Absent a classified Board of Directors, a potential acquirer could gain control of the Company by replacing a majority of the Board of Directors with its own slate of nominees at a single annual meeting by a simple plurality of votes cast, and without paying any premiums to the Company’s shareholders.

The Board of Directors strongly believes that its current classified structure does not diminish directors’ accountability to the Company’s shareholders. The Board has instituted corporate governance guidelines that enhance accountability, such as assuring that the Board is composed of a majority of independent directors and its committees are composed solely of independent directors. Further, all directors are required by law to uphold their fiduciary duties to the Company and its shareholders, regardless of whether they serve terms of one year or three years.

Effect of the Proposal

Approval of this shareholder proposal would not automatically result in the annual election of all directors. The Board of Directors cannot change the provisions of the Company’s Articles of Incorporation or By-Laws which provide for a classified board without shareholder approval. To implement the proposal, both the Board of Directors and shareholders holding at least 80% of the outstanding voting stock of the Company would have to approve such amendments. Although the Board of Directors would consider such amendments in the event the proposal is approved, the Board of Directors remains subject to its fiduciary duty to consider independently whether it believes the declassification of the Board of Directors to be in the best interests of the Company and its shareholders generally.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 2 REGARDING THE ANNUAL ELECTION OF DIRECTORS.